Exhibit 10.2
D.R. HORTON, INC.
GRANT NOTICE FOR 2006 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNITS
(As Amended and Restated March 23, 2022)

FOR GOOD AND VALUABLE CONSIDERATION, D.R. Horton, Inc. (the “Company”), hereby grants to Grantee named below the number of performance restricted stock units specified below (the “Award” or the “Performance RSUs”), upon the terms and subject to the conditions set forth in this Grant Notice, the Company’s 2006 Stock Incentive Plan, as amended and restated, (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted pursuant to such Plan and provided to Grantee, each as amended from time to time. Each performance restricted stock unit subject to this Award represents the right to receive one share of the Company's Common Shares, subject to the conditions set forth in this Grant Notice, the Plan and the Standard Terms and Conditions. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Grantee:	Form for NEOs
Original Approval Date: Grant Date: Performance Period:	__________ ___, ____ __________ ___, _____ October 1, 20__ to September 30, 20__
Number of performance restricted stock units subject to the Award at target and maximum performance:	________ (Target) (“Target Award”) ________ (Maximum)

By accepting this Grant Notice, Grantee acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

Grantee:	D.R. HORTON, INC., a Delaware Corporation

Printed Name:
	By:	The Compensation Committee of the Board of Directors

By:
Name:
	Title:	Committee Chair

D.R. HORTON, INC.
STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to any Award of performance restricted stock units granted to an award recipient under the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”), as approved by the Compensation Committee on _____________, which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions.
1.TERMS OF PERFORMANCE RESTRICTED STOCK UNITS
D.R. Horton, Inc., a Delaware corporation (the “Company”), has granted to the Grantee named in the Grant Notice provided to said Grantee herewith (the “Grant Notice”) an award of a number of performance restricted stock units (the “Award” or the “Performance RSUs”) specified in the Grant Notice. Each Performance RSU represents the right to receive one share of the Company’s Common Shares, $0.01 par value per share (the “Common Shares”) upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time.
2.VESTING OF PERFORMANCE RESTRICTED STOCK UNITS
The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in this Section 2 with respect to that number of Performance RSUs as described in this Section 2.
A.The number of Performance RSUs that may be paid to you shall be based upon the Company’s achievement of the following four performance goals (“Performance Goals”) over the Performance Period: (i) Relative Total Shareholder Return (“TSR”) (as defined in Section 17), (ii) Relative Return on Investment (“ROI”) (as defined in Section 17), (iii) Relative SG&A Containment (“SG&A Containment” or “SG&A”) (as defined in Section 17), and (iv) Relative Gross Profit (“GP”) (as defined in Section 17). Each of TSR, ROI, SG&A and GP shall be given twenty-five percent (25%) weight when ranking relative performance and when calculating the final vesting of the Award. See Exhibit C for examples of this calculation. Ranking of the relative performance of the Company and its peers shall be in accordance with the following ranking tables:

Total Shareholder Return (weighted 25% of Target Award)
The Grantee shall vest in the TSR portion of the Award based on the Company’s performance of Total Shareholder Return as compared to the Total Shareholder Return of the S&P 500 Index over the three year Performance Period. Total Shareholder Return is to be determined by Standard and Poor’s after the Performance Period using the same or materially similar criteria used by them in preparing the stock performance graph included each year in the Company’s public filings (Form 10-K for proxy statement, as applicable). The Grantee shall receive the number of Performance RSUs in relation to the Company’s TSR performance as compared to the S&P 500 Index’s TSR performance as set forth in the table below (See Exhibit A for examples of hypothetical TSR rankings):

Company TSR Relative to S&P 500 Index TSR	Number of Performance RSUs Awarded

10 percentage points below	-0-
9 percentage points below	________	(Threshold)
8 percentage points below	________
7 percentage points below	________
6 percentage points below	________
5 percentage points below	________
4 percentage points below	________
3 percentage points below	________
2 percentage points below	________
1 percentage point below	________

Equal to S&P 500 Index TSR	________	(Target)

1 percentage point above	________
2 percentage points above	________
3 percentage points above	________
4 percentage points above	________
5 percentage points above	________
6 percentage points above	________
7 percentage points above	________
8 percentage points above	________
9 percentage points above	________
10 percentage points above	________	(Maximum)
The final number of Performance RSUs under this TSR Performance Goal shall be determined using the above percentages and rankings. Performance and percentages that fall between those listed in the table above shall be ranked using linear interpolation. Under the TSR component of the Performance Goals and after giving effect to the 25% weighting to the total Target Award, the number of Performance RSUs that can be earned is as follows: Maximum = ______, Target = _______ and Threshold = ________.

ROI and SG&A and GP (each weighted 25% of Target Award)

Performance Level Compared to Peer Group	Payout	Performance RSUs

1st Place	Maximum	________
2nd Place		________
3rd Place	Target	________
4th Place		________
5th Place		________
6th Place	Threshold	________
7th Place		-0-
8th Place		-0-
9th Place		-0-
10th Place		-0-
Note: See Exhibit B for the complete listing of Homebuilder Peer Group.
The final number of Performance Units under the ROI, SG&A and GP Performance Goals shall be determined using the above table. Under these three components of the Performance Goals, the collective number of Performance RSUs that can be earned is: Maximum = ______, Target = ______, and Threshold = ______.
B.After adjustment for forfeitures as provided in Section 2, the number of Performance RSUs paid to you will be determined based on the Company’s ranking on each of the four Performance Goals. Notwithstanding the foregoing, the maximum number of Performance RSUs you can earn will be an aggregate of __________ and the minimum number of Performance RSUs that you can earn is zero.
C.Issuance of shares earned under this Award shall be made to you as soon as practicable but no later than 45 days following certification by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as set forth below, unless you timely elect a deferred payment/receipt in the manner and within the time frames specified by the Committee and in compliance with Code Section 409A (the “Payout Date”). In the event of your death prior to the Payout Date, any amount payable to you under the Award will be paid to your designated beneficiary or, if none, to your estate. Prior to any issuance under this Award, the Committee shall certify in writing, by resolution or otherwise, that the Performance Goals and any other material terms of the Award were in fact satisfied and the amount to be paid in respect of the Performance RSUs as a result of the achievement of the Performance Goals.
D.The Award shall vest as follows:
The number of Performance RSUs that vest will be determined after the completion of the performance period, which shall begin on October 1, 2021 and end on September 30, 2024 (the “Performance Period”), and will be based on the final peer rankings on each of the four Performance Goals as set forth in this Section 2. Vesting of the Performance RSUs will occur so long as you are an employee or other service provider of the Company and will be based on the final performance rankings of TSR, ROI, SG&A and GP as set forth in this Section 2.
Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:
(i)if the Grantee’s separation from service is due to death or disability before September 30, 2024, then after the Performance Period is completed and vesting determined, if any, the Grantee or his beneficiaries will be paid a number of Performance RSUs determined on a pro-rata basis based on the number of full months completed from the Grant Date before the death or disability.

(ii)if after 12 months has passed since September 30, 2021, the Grantee’s separation from service is due to voluntary (without cause) or involuntary (without cause) termination, retirement (at normal retirement age of 65 years old) or resignation before September 30, 2024, then after the Performance Period is completed and vesting determined, if any, the Grantee will be paid a number of Performance RSUs determined on a pro-rata basis based on the number of full months completed from October 1, 2021 to the date of separation of service.
(iii)if the Grantee’s separation from service is for any reason other than those listed in (i) and (ii) above, any unvested portion of the Award held by the Grantee shall be forfeited and canceled as of the date of such separation of service.
For purposes of this Section 2, “pro-rata portion” means a percentage, where the numerator is the number of full months completed between October 1, 20__ and the date of the Grantee’s separation of service, and the denominator is 36 months.
3.SETTLEMENT OF PERFORMANCE RESTRICTED STOCK UNITS
Vested Performance RSUs shall be settled by the delivery to the Grantee or a designated brokerage firm of one Share per vested Performance RSU on or before November 30, 20__ or as soon as reasonably practicable thereafter.
4.RIGHTS AS STOCKHOLDER
The Grantee shall have no voting rights and no right to receive any dividends with respect to Common Shares underlying Performance RSUs unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
5.CHANGE IN CONTROL
Unless otherwise provided in an employment, severance or other agreement between the Company and the Grantee, the Committee shall determine the effect of a Change in Control on all unvested Performance RSUs. Without limitation, the Committee may provide for the acceleration of vesting of all or a portion of the unvested Performance RSUs at such performance level as determined by the Committee, for a payment based on the Change in Control Price in settlement of the Performance RSUs at such performance level as determined by the Committee, or for the assumption or substitution of Performance RSUs by the Grantee's employer (or the parent or an Affiliate of such employer) or other service recipient that engages the Grantee immediately following the Change in Control. In all events, any action under this Section 5 shall comply with the applicable requirements of Section 409A of the Code.
6.RESTRICTIONS ON RESALES OF SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Common Shares issued in respect of vested Performance RSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
7.INCOME TAXES
The Company shall not deliver shares in respect of any Performance RSUs unless and until the Grantee has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Shares issuable in connection with the delivery of the Performance RSUs (net issuance/withholding provision) in an amount to satisfy the Grantee’s withholding tax obligations. The Grantee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Performance RSUs from any amounts payable by it to the Grantee (including, without limitation, future cash wages).

8.NON-TRANSFERABILITY OF AWARD
The Grantee represents and warrants that the Performance RSUs are being acquired by the Grantee solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Performance RSUs may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws. Unless permitted by the Committee, the Performance RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.
9.THE PLAN AND OTHER AGREEMENTS
In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.
Subject to the next paragraph, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award.
The Award (including the terms described herein) are subject to the provisions of the Plan and, if the Grantee is outside the U.S., there may be an addendum containing special terms and conditions applicable to grants in the Grantee's country. The grant of the Performance RSUs to any such Grantee is contingent upon the Grantee executing and returning any such addendum in the manner directed by the Company.
10.NOT A CONTRACT FOR EMPLOYMENT
Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Grantee’s employment or other service at any time for any reason.
11.SEVERABILITY
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
12.HEADINGS
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.
13.FURTHER ASSURANCES
Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.
14.BINDING EFFECT
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

15.ELECTRONIC DELIVERY
By executing the Grant Notice, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and its subsidiaries, the Plan, and the Performance RSUs via Company web site or other electronic delivery.
16.SECTION 409A
The Award shall be administered pursuant to the requirements of Section 409A of the Code. For purposes hereof, "separation from service" shall have the meaning specified in Section 409A of the Code and the regulations thereunder. To the extent required by Section 409A of the Code, any payment hereunder to a Grantee is a "specified employee" shall be delayed until six months following such Grantee’s separation from service.
17.DEFINITIONS
Total Shareholder Return: For purposes of Total Shareholder Return, the following terms shall have the following meanings:
“Relative Total Shareholder Return” for the Performance Period means the Company’s Total Shareholder Return, as compared to the S&P 500 Index Total Shareholder Return. See Exhibit A for examples of this calculation. For this purpose the Total Shareholder Return shall be computed by Standard and Poor’s.
“Total Shareholder Return” shall mean the total shareholder return of the Company over the Performance Period as determined by Standard and Poor’s after the Performance Period using the same or materially similar criteria used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s public filings (Form 10-K or proxy statement, as applicable).
Return on Investment: For purposes of Return on Investment, the following terms shall have the following meanings:
“Annual Pre-Tax Income” for a period of four consecutive quarters means the sum of consolidated quarterly income (loss) before income taxes (including corporate general and administrative expenses) during the four quarters of the Company’s fiscal year.
“Annual Return on Investment” or “Annual ROI” for a period of four consecutive quarters means the Annual Pre-Tax Income for the four quarters of the Company’s fiscal year divided by the Annual Total Assets for the four quarters of the Company’s fiscal year.
“Annual Total Assets” for a period of four consecutive quarters of the Company’s fiscal year means the average of the beginning balance of total assets as of the end of the quarter immediately preceding the first quarter (i.e., September 30, 2021) and as of the end of each of the four quarters of the Company’s fiscal year (i.e., December 31st, March 31st, June 30th and September 30th).
“Performance Period Return on Investment” or “Performance Period ROI” means the sum of (1) the Annual ROI for the four consecutive quarters ending September 30, 2022, and (2) the Annual ROI for the four consecutive quarters ending September 30, 2023, and (3) the Annual ROI for the four consecutive quarters ending September 30, 2024.
“Relative Return on Investment” or “Relative ROI” means the Performance Period ROI of the Company, compared to the other members of the Homebuilding Peer Group.
SG&A Containment: For purposes of SG&A Containment or SG&A, the following terms shall have the following meanings:
“SG&A Containment” or “SG&A” means consolidated selling, general and administrative expense (including corporate general and administrative expenses) as a percent of consolidated revenue determined from the Company’s or from a Homebuilding Peer Group member’s, as applicable, Consolidated Statements of Operations (or equivalent statement or disclosure in a publicly filed Form 10-K or Form 10-Q), for the Performance Period.

“Relative SG&A Containment” means the SG&A Containment (of the Company and each member of the Homebuilding Peer Group, determined on an individual basis as applicable), as compared to and ranked with the other members of the Homebuilding Peer Group.
Gross Profit: For purposes of Gross Profit, the following terms shall have the following meanings:
“Gross Profit” means gross profit (total homebuilding revenue minus total homebuilding cost of sales, including impairments and land option charges) divided by total homebuilding revenue (expressed as a percentage) as reported in the Consolidated Statements of Operations (or equivalent statement or disclosure in a publicly filed Form 10-K or Form 10-Q), for the Performance Period, expressed in percentage terms.
“Relative Gross Profit” means the Gross Profit (of the Company and each member of the Homebuilding Peer Group, determined on an individual basis as applicable), as compared to and ranked with the other members of the Homebuilding Peer Group.
Other Definitions:
“Code” means the Internal Revenue Code of 1986, as amended, and the rulings, regulations and other guidance thereunder.
“Homebuilding Peer Group” means the companies listed on Exhibit B. If a member of the Peer Group is acquired or is otherwise a party to a corporate transaction and no longer exists as a separate entity, or if its common stock is delisted, the ranking of the ROI, SG&A and GP Performance Goals of the Homebuilding Peer Group will be determined for the performance period retroactively to October 1, 20__, without such former peer group member.
“Performance Period” means the 3-year period (12 quarters or 36 months) beginning October 1, 20__ and ending September 30, 20__. In comparing results of the Company with the performance of the other companies in the Homebuilding Peer Group, there shall be used the fiscal quarter that corresponds to the same fiscal quarter of the Company, or if there is not a comparable period, then the fiscal quarter ending most closely before a fiscal quarter of the Company and, in the case of fiscal year computations, there shall be used the four fiscal quarters ending at or most closely preceding the fiscal year of the Company; provided that the performance metrics will be compared to those of the Company’s Homebuilding Peer Group based on publicly available information of the Homebuilding Peer Group at September 30, 20__, 20__ and 20__, as applicable.
“Retirement” has the meaning set forth in the Plan or in a manner consistent with the Company’s other incentive plans or such date as the Committee shall approve.
“Disability” has the meaning set forth in the Plan or in a manner consistent with the Company’s other incentive plans or such date as the Committee shall approve.
(a)Rules of Construction. All references to Sections refer to sections in this Award. The titles to sections of this Award are for convenience of reference only and, in the case of conflict, the text of this Award, rather than the titles, shall control.

EXHIBIT A
Examples of Total Shareholder Return Rankings
Company compared to S&P 500 Index

A-1

EXHIBIT B
MEMBERS OF HOMEBUILDER PEER GROUP

Peer Group for Operating Performance Metrics (ROI, SG&A and GP):

KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	Tri Pointe Homes, Inc.
NVR, Inc.

Total of nine companies in Homebuilder Peer Group related to ROI, SG&A and GP (ten including the Company (DHI)).
B-1